EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Strong Second Quarter 2017 Results

Transformation of nTelos to Sprint Affiliate Model nears Completion

Revenues Increase to $153.3 million

  Operating Income of $8.3 million

EDINBURG, Va., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three months ended June 30, 2017.

Consolidated Second Quarter Results

For the quarter ended June 30, 2017, the Company reported total revenues of $153.3 million, an increase of 17.6% compared to $130.3 million for the 2016 second quarter.  The second quarter of 2016 was the first quarter that included results of the nTelos acquisition and exchange transaction with Sprint completed on May 6, 2016.  While all segments reported revenue increases, the Wireless segment had the largest increase in the current quarter. The integration of nTelos’ operations and the transition of its assets and customers is progressing ahead of schedule, and Shentel expects to complete both the migration of nTelos customers to the Sprint platform and its network upgrade by the end of the third quarter of 2017.

Wireless service revenues increased 24% as a result of the nTelos acquisition. Cable segment revenues increased 12.0% due to a 1.1% increase in average Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, and new and existing customers selecting higher-speed data packages.  Wireline segment revenues increased 5.3% due to increases in fiber and access contracts.

Total operating expenses were $145.0 million in the second quarter of 2017 compared to $136.5 million in the prior year period.  Operating expenses in the second quarter of 2017 included $5.4 million of integration and acquisition costs associated with the nTelos acquisition and exchange transaction with Sprint.  An additional $1.7 million of costs were incurred to operate and support the nTelos back office and billing functions until customers can migrate to Sprint platforms.  This cost was included in cost of goods and services and selling, general and administrative expenses in the Wireless segment.

For the quarter ended June 30, 2017, the Company reported net loss of $0.1 million, compared to net loss of $7.0 million in the second quarter of 2016 representing an improvement of $6.9 million, or 99% over June 30, 2016. This improvement primarily relates to reductions in the integration and acquisition expenses, partially offset by an increase in depreciation and amortization, and higher interest on the increased balance of outstanding debt as a result of the nTelos acquisition.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 24% to $69.4 million in the second quarter of 2017 from $55.9 million in the second quarter of 2016. Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee) increased 21.0% to $60.3 million from $49.8 million in the second quarter of 2016.

During the second quarter of 2017, the Company announced the April 6, 2017 closing of its amended Affiliate agreement with Sprint, which expands its affiliate service territory with a population of 500,000 in the Parkersburg, WV; Huntington, WV and Cumberland, MD basic trading areas.  Including this expansion, Shentel has authorization to serve over 6 million POPs in the mid-Atlantic region as a Sprint PCS Affiliate.  Shentel has agreed to invest approximately $32 million over the next three years to upgrade and expand the existing wireless network in those regions.

President and CEO Christopher E. French commented, “Our second quarter results demonstrate continued momentum across the business, with revenue growth and improved Adjusted OIBDA in all segments. Our wireless business is driving our growth as we continue to efficiently execute the migration of nTelos customers and operations, which we expect to be completed by the end of the third quarter of 2017.  Additionally, we are pleased to have the opportunity to serve an expanded affiliate service territory through our amended affiliate agreement with Sprint, which will allow us to provide enhanced coverage for our subscribers through a broader presence in the Mid-Atlantic.”

Wireless Segment

Second quarter wireless service revenues increased $20.8 million or 24.0%, primarily related to the impact of a full quarter of the addition of approximately 560,000 postpaid and prepaid customers from the nTelos acquisition.  Additionally, the segment benefited from a reduction in the postpaid management fees retained by Sprint as part of our amended affiliate agreement with Sprint.

Shentel serviced 732,664 wireless postpaid customers at June 30, 2017, up 2.1% over June 30, 2016, and up over 2.1% compared with the first quarter of 2017.  Second quarter postpaid churn was 2.0% for the total company and 1.5% in the Legacy area. The Company had a net loss of 3,450 postpaid customers in the quarter with the Legacy area adding 2,845. Tablets were only 9.5% of postpaid gross PCS subscriber additions for the quarter, down from 10.1% in the first quarter of 2017.

Shentel serviced 246,800 prepaid wireless customers at June 30, 2017, a decrease of 42,511 compared to the second quarter of last year.  This decrease includes the 24 thousand impact of Sprint defining the length of time an inactive customer would be carried in the customer counts and a 4,300 reduction related to the government's more stringent qualifications for the Assurance service.  Total second quarter prepaid churn was 5.5% and 5.4% in the Legacy area.  The Company has a net loss of 2,719 prepaid customers in the second quarter of 2017, with the Legacy area losing 134.  In the second quarter, Sprint purged approximately 4,300 Assurance customers that didn’t meet the federal government’s more stringent qualifications for service.

During the second quarter, the Company migrated 26,504 postpaid nTelos customers to Sprint’s back office, for a total of 142,852 since the acquisition. As planned, the prepaid migration was completed in late December, and the outsourced prepaid billing arrangement was terminated. At the current pace, Shentel expects to complete migrating the remaining postpaid nTelos customers by the end of the third quarter 2017.

Second quarter Adjusted OIBDA in the Wireless segment was $58.2 million, an increase of 29.4% from the second quarter of 2016.  Continuing OIBDA in the Wireless segment was $49.0 million, up $10.1 million from the second quarter of 2016.

Mr. French continued, “During the past year we have more than doubled our wireless customer base with the addition of legacy nTelos customers and we are making solid progress with our ongoing efforts to improve our network and enhance our service offerings, so that we continue to attract new customers.  The wireless segment has long been a growth driver for our Company, and we are energized by the many opportunities we’re seeing to bring our reliable coverage and comprehensive service plans to a growing audience of consumers.”

Cable Segment

Service revenues in the Cable segment increased $2.7 million or 11.2% to $26.9 million, primarily due to 1.1% growth in RGUs (the sum of voice, data, and video users) to 132,287 as of June 30, 2017, video rate increases implemented in January 2017 to pass through programming cost increases, and new and existing customers selecting higher speed data access packages.  Operating expenses increased 2.5% or $0.6 million in the second quarter of 2017. Operating income was $3.7 million compared with $1.2 million in the prior year, primarily due to the continued transformation of our Cable segment from a video focus to broadband.

Adjusted OIBDA in the Cable segment for second quarter 2017 was $9.9 million, up 35.6% from $7.3 million in the second quarter of 2016.

“Access to high speed bandwidth is a priority among cable subscribers and our state-of-the-art network provides both the speed and the reliability that our customers demand.  This gives us a competitive advantage in attracting new subscribers and in meeting the needs of existing customers looking to upgrade their service packages,” Mr. French stated.

Wireline Segment

Revenue in the Wireline segment increased 5.3% to $19.6 million in the second quarter of 2017, as compared to $18.6 million in the second quarter of 2016.  Carrier access and fiber revenue for the second quarter of 2017 was $13.0 million, an increase of 6.1% from the same quarter last year, primarily as a result of new fiber contracts. Increases in broadband service revenue offset the loss of regulated voice service revenue.  Operating expenses increased 5.6% or $0.8 million to $14.2 million for second quarter 2017, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in the Wireline segment for second quarter 2017 was $8.6 million, as compared to $8.3 million in second quarter 2016.

Other Information

Capital expenditures were $30.2 million in the second quarter of 2017 compared to $39.6 million in the comparable 2016 period. To date, the company has spent or committed $92.3 or about 59% of the estimated 2017 capital budget.

Cash and cash equivalents as of June 30, 2017 were $59.8 million, compared to $36.2 million at December 31, 2016. Total outstanding debt at June 30, 2017 totaled $844.0 million, net of unamortized loan costs, compared to $829.3 million as of December 31, 2016.  At June 30, 2017, debt as a percent of total assets was 58.5%. The amount available to the Company through its revolver facility was $75.0 million.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast Wednesday, August 2, 2017, at 10:00 A.M. Eastern Time.

Teleconference Information:

August 2, 2017 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 59565247
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through August 10, 2017 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2017	December 31, 2016

Cash and cash equivalents	$59,774	$36,193
Other current assets	98,295	125,272
Total current assets	158,069	161,465

Investments	10,849	10,276

Net property, plant and equipment	679,463	698,122

Intangible assets, net	436,656	454,532
Goodwill	146,497	145,256
Deferred charges and other assets, net	11,465	14,756
Total assets	$1,442,999	$1,484,407

Total current liabilities	112,215	164,263
Long-term debt, less current maturities	799,782	797,224
Total other liabilities	232,339	227,026
Total shareholders' equity	298,663	295,894
Total liabilities and shareholders' equity	$1,442,999	$1,484,407

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Operating revenues	$153,258	$130,309	$307,138	$222,880

Operating expenses:
Cost of goods and services, exclusive of depreciation and amortization shown separately below	53,381	50,296	107,142	82,057
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	43,022	33,694	83,175	55,120
Integration and acquisition expenses	3,678	20,054	8,167	20,386
Depreciation and amortization	44,925	32,415	89,729	50,154
Total operating expenses	145,006	136,459	288,213	207,717
Operating income (loss)	8,252	(6,150)	18,925	15,163

Other income (expense):
Interest expense	(9,389)	(5,904)	(18,489)	(7,524)
Gain on investments, net	73	21	193	109
Non-operating income, net	1,224	146	2,479	614
Income (loss) before income taxes	160	(11,887)	3,108	8,362

Income tax expense (benefit)	240	(4,892)	847	1,477
Net income (loss)	$(80)	$(6,995)	$2,261	$6,885

Earnings per share:
Basic	$0.00	$(0.14)	$0.05	$0.14
Diluted	$0.00	$(0.14)	$0.05	$0.14
Weighted average shares outstanding, basic	49,115	48,830	49,083	48,696
Weighted average shares outstanding, diluted	49,115	48,830	49,850	49,415

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; impairment of assets gains and losses on asset sales; straight-line adjustments for the waived management fee by Sprint; amortization of the affiliate contract expansion intangible asset reflected as a contra revenue; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.  Continuing OIBDA is defined by us as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint over the next approximately six-year period, showing Sprint’s support for our acquisition and our commitment to enhance the network.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  they do not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as financial performance measures that supplement but do not replace the information reflected in our GAAP results.

The following table shows Adjusted OIBDA for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Adjusted OIBDA	$69,444	$55,905	$143,012	$96,271
Continuing OIBDA	$60,277	$49,810	$124,905	$90,176

The following table reconciles Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2017 and 2016:

Consolidated:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Operating income	$8,252	$(6,150)	$18,925	$15,163
Plus depreciation and amortization	44,925	32,415	89,729	50,154
Plus (gain) loss on asset sales	(56)	(48)	(67)	(63)
Plus share based compensation expense	849	959	2,418	1,956
Plus straight line adjustment to management fee waiver	4,434	3,046	8,640	3,046
Plus amortization of intangible netted in revenue	5,343	3,290	10,321	3,290
Plus amortization of intangible netted in rent expense	334	—	593	—
Plus temporary back office costs to support the billing operations through migration (1)	1,685	2,339	4,286	2,339
Plus integration and acquisition related expenses	3,678	20,054	8,167	20,386
Adjusted OIBDA	$69,444	$55,905	$143,012	$96,271
Less waived management fee	(9,167)	(6,095)	(18,107)	(6,095)
Continuing OIBDA	$60,277	$49,810	$124,905	$90,176

1)  Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income by major segment for the three and six months ended June 30, 2017 and 2016:

Wireless Segment:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Operating income	$6,352	$7,277	$15,488	$27,209
Plus depreciation and amortization	35,551	23,495	71,303	31,988
Plus (gain) loss on asset sales	21	(53)	15	(39)
Plus share based compensation expense	364	311	1,085	624
Plus straight line adjustment to management fee waiver (1)	4,434	3,046	8,640	3,046
Plus amortization of intangible netted in revenue	5,343	3,290	10,321	3,290
Plus amortization of intangible netted in rent expense	334	—	593	—
Plus temporary back office costs to support the billing operations through migration	1,693	2,339	4,286	2,339
Plus integration and acquisition related expenses (2)	4,124	5,276	7,916	5,276
Adjusted OIBDA	$58,216	$44,981	$119,647	$73,733
Less waived management fee (3)	(9,167)	(6,095)	(18,107)	(6,095)
Continuing OIBDA	$49,049	$38,886	$101,540	$67,638

1)  Pursuant to the intangible asset exchange with Sprint, the Company recognized an intangible asset for the affiliate contract expansion received.  Consistent with the presentation of related service fees charged by Sprint, the Company recognizes the amortization of this intangible as a contra-revenue over the remaining contract term that concludes November 2029.
2)  Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.
3)  As part of the Company’s amended affiliate agreement, Sprint agreed to waive the management fee, which is historically presented as a contra-revenue by the Company, for a period of approximately six years.  The impact of Sprint’s waiver of the management fee over the approximate six-year period is reflected as an increase in revenue, offset by the non-cash adjustment to recognize this impact on a straight-line basis over the remaining contract term that concludes November 2029.

Cable Segment:	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2017	2016	2017	2016
Operating income	$3,696	$1,164	$6,834	$1,761
Plus depreciation and amortization	6,090	5,879	11,879	11,974
Plus (gain) loss on asset sales	(73)	(20)	(96)	(34)
Plus share based compensation expense	206	294	587	602
Adjusted OIBDA and Continuing OIBDA	$9,919	$7,317	$19,204	$14,303

Wireline Segment:	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2017	2016	2017	2016
Operating income	$5,408	$5,180	$10,482	$10,278
Plus depreciation and amortization	3,155	2,933	6,286	5,967
Plus (gain) loss on asset sales	(3)	40	27	40
Plus share based compensation expense	86	136	242	284
Adjusted OIBDA and Continuing OIBDA	$8,646	$8,289	$17,037	$16,569

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment, including the effects of the nTelos acquisition and the exchange with Sprint on May 6, 2016 and  the acquisition of expansion area on April 6, 2017, as of the dates shown:

	June 30, 2017	December 31, 2016	June 30, 2016	December 31, 2015
Retail PCS Subscribers – Postpaid	732,664	722,562	717,563	312,512
Retail PCS Subscribers – Prepaid (1)	246,800	236,138	289,311	142,840
PCS Market POPS (000) (2)	6,047	5,536	5,536	2,433
PCS Covered POPS (000) (2)	5,137	4,807	4,528	2,224
CDMA Base Stations (sites)	1,541	1,467	1,425	552
Towers Owned	195	196	177	158
Non-affiliate Cell Site Leases	205	202	211	202

1)  December 2016 and subsequent periods reported prepaid subscribers includes the impact of a change in the Company's policy as to how long an inactive customer is included in the customer counts. This policy change, implemented in December 2016 effectively reduced prepaid customers by approximately 24 thousand.
2)  POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and
Covered POPS are those covered by our network.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gross PCS Subscriber Additions – Postpaid	40,408	26,185	79,109	43,541
Net PCS Subscriber Additions (Losses) – Postpaid	(3,450)	(1,319)	(7,603)	1,400
Gross PCS Subscriber Additions – Prepaid	38,203	27,353	80,394	48,584
Net PCS Subscriber Additions (Losses) – Prepaid	(2,719)	(6,912)	4,539	(7,213)
PCS Average Monthly Retail Churn % - Postpaid (1)	2.00%	1.56%	2.02%	1.56%
PCS Average Monthly Retail Churn % - Prepaid (1) (2)	5.49%	4.74%	5.18%	4.90%

1) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.
2)  The losses of prepaid customers in Q2’17 largely relate to government recertification requirements for customers renewing their eligibility for the government subsidized Assurance Lifeline program offered by Assurance Wireless ("Assurance"), a lifeline cell phone provider affiliated with Sprint. Churn in the Assurance program increased by approximately 4,300 deactivations as a result of recertification activity during the quarter. Excluding the impact of this activity, prepaid churn would have been 4.91% for both the three-month and six-month periods ended
6/30/17.

The June 30, 2016 numbers shown above include the following assets:

	June 30, 2017	June 30, 2016
	Acquired with acquisition of Expansion Area	Acquired with acquisition of nTelos
Acquired PCS Subscribers - Postpaid	19,067	404,444
Acquired PCS Subscribers - Prepaid	5,962	154,944
Acquired PCS Market POPS (000) (1)	510,638	3,099
Acquired PCS Covered POPS (000) (1)	243,678	2,298
Acquired CDMA Base Stations (sites) (2)	—	868
Towers	—	20
Non-affiliate Cell Site Leases	—	10

1)  POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and
Covered POPS are those covered by our network.
2) Net of approximately 100 overlap sites we intended to shut down following our May 6, 2016 acquisition of nTelos. As of June 30, 2017 we have shut down 96 overlap sites.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	June 30, 2017	December 31, 2016	June 30, 2016	December 31, 2015
Telephone Access Lines (1)	18,077	18,443	19,188	20,252
Long Distance Subscribers	9,139	9,149	9,269	9,476
Video Customers (2)	5,180	5,264	5,327	5,356
DSL and Cable Modem Subscribers (1)	14,605	14,314	14,122	13,890
Fiber Route Miles	2,017	1,971	1,752	1,736
Total Fiber Miles (3)	146,967	142,230	126,639	123,891

1)  Effective October 1, 2015, we launched cable modem services on our cable plant, and ceased the requirement that a customer have a telephone access line to purchase internet service.  As of June 30, 2017, 1,361 customers have purchased cable modem service received via the coaxial cable network.
2) The Wireline segment’s video service passes approximately 16,500 homes.
3)  Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	June 30, 2017	December 31, 2016	June 30, 2016	December 31, 2015
Homes Passed (1)	184,834	184,710	184,627	172,538
Customer Relationships (2)
Video customers	46,014	48,512	49,241	48,184
Non-video customers	31,291	28,854	27,230	24,550
Total customer relationships	77,305	77,366	76,471	72,734
Video
Customers (3)	48,248	50,618	51,549	50,215
Penetration (4)	26.1%	27.4%	27.9%	29.1%
Digital video penetration (5)	81.5%	77.4%	75.3%	77.9%
High-speed Internet
Available Homes (6)	184,834	183,826	183,743	172,538
Customers (3)	61,947	60,495	58,230	55,131
Penetration (4)	33.5%	32.9%	31.7%	32.0%
Voice
Available Homes (6)	182,303	181,089	181,006	169,801
Customers (3)	22,092	21,352	21,092	20,166
Penetration (4)	12.1%	11.8%	11.7%	11.9%
Total Revenue Generating Units (7)	132,287	132,465	130,871	125,512
Fiber Route Miles	3,301	3,137	2,962	2,844
Total Fiber Miles (8)	114,366	92,615	81,305	76,949
Average Revenue Generating Units	132,829	131,218	131,385	124,054

1)  Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3)  Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5)  Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6)  Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8)  Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business:  (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment has provides digital wireless service to a portion of a multi-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, south-central and western Virginia, West Virginia, and portions of Maryland, North Carolina, Kentucky and Ohio, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers throughout the same multi-state area described above.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable modem services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of central and southern Pennsylvania.

Three Months Ended June 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$107,681	$26,883	$5,128	$—	$—	$139,692
Other	5,218	2,095	6,253	—	—	13,566
Total external revenues	112,899	28,978	11,381	—	—	153,258
Internal revenues	1,234	586	8,195	—	(10,015)	—
Total operating revenues	114,133	29,564	19,576	—	(10,015)	153,258

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	38,469	14,911	9,330	—	(9,329)	53,381
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	29,637	4,867	1,683	7,521	(686)	43,022
Integration and acquisition expenses	4,124	—	—	(446)	—	3,678
Depreciation and amortization	35,551	6,090	3,155	129	—	44,925
Total operating expenses	107,781	25,868	14,168	7,204	(10,015)	145,006
Operating income (loss)	$6,352	$3,696	$5,408	$(7,204)	$—	$8,252

Three Months Ended June 30, 2016
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$86,873	$24,167	$4,820	$—	$—	$115,860
Other	6,280	1,923	6,246	—	—	14,449
Total external revenues	93,153	26,090	11,066	—	—	130,309
Internal revenues	1,141	311	7,525	—	(8,977)	—
Total operating revenues	94,294	26,401	18,591	—	(8,977)	130,309

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	35,236	14,564	8,808	—	(8,312)	50,296
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	23,010	4,794	1,670	4,885	(665)	33,694
Integration and acquisition expenses	5,276	—	—	14,778	—	20,054
Depreciation and amortization	23,495	5,879	2,933	108	—	32,415
Total operating expenses	87,017	25,237	13,411	19,771	(8,977)	136,459
Operating income (loss)	$7,277	$1,164	$5,180	$(19,771)	$—	$(6,150

Six Months Ended June 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$215,867	$53,294	$10,176	$—	$—	$279,337
Other	11,261	4,129	12,411	—	—	27,801
Total external revenues	227,128	57,423	22,587	—	—	307,138
Internal revenues	2,468	1,154	16,143	—	(19,765)	—
Total operating revenues	229,596	58,577	38,730	—	(19,765)	307,138

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	76,788	30,139	18,603	—	(18,388)	107,142
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	58,101	9,725	3,359	13,367	(1,377)	83,175
Integration and acquisition expenses	7,916	—	—	251	—	8,167
Depreciation and amortization	71,303	11,879	6,286	261	—	89,729
Total operating expenses	214,108	51,743	28,248	13,879	(19,765)	288,213
Operating income (loss)	$15,488	$6,834	$10,482	$(13,879)	$—	$18,925

Six Months Ended June 30, 2016
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$139,052	$48,507	$9,779	$—	$—	$197,338
Other	9,484	3,768	12,290	—	—	25,542
Total external revenues	148,536	52,275	22,069	—	—	222,880
Internal revenues	2,276	572	14,901	—	(17,749)	—
Total operating revenues	150,812	52,847	36,970	—	(17,749)	222,880

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	51,815	29,210	17,450	—	(16,418)	82,057
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	34,524	9,902	3,275	8,750	(1,331)	55,120
Integration and acquisition expenses	5,276	—	—	15,110	—	20,386
Depreciation and amortization	31,988	11,974	5,967	225	—	50,154
Total operating expenses	123,603	51,086	26,692	24,085	(17,749)	207,717
Operating income (loss)	$27,209	$1,761	$10,278	$(24,085)	$—	$15,163

Wireless Service Revenues
(in thousands)	Three Months Ended		Change
	June 30,
Service Revenues	2017	2016	$	%
Postpaid net billings (1)	$93,722	$75,219	$18,503	24.6
Sprint fees
Management fee	(7,623)	(6,344)	(1,279)	20.2
Net service fee	(7,781)	(5,307)	(2,474)	46.6
Waiver of management fee	7,604	5,129	2,475	48.3
	85,922	68,697	17,225	25.1
Prepaid net billings
Gross billings	26,058	20,504	5,554	27.1
Sprint management fee	(1,563)	(1,218)	(345)	28.3
Waiver of management fee	1,563	966	597	61.8
	26,058	20,252	5,806	28.7
Travel and other revenues	5,478	4,260	1,218	28.6
Accounting adjustments
Amortization of expanded affiliate agreement	(5,343)	(3,290)	(2,053)	62.4
Straight-line adjustment - management fee waiver	(4,434)	(3,046)	(1,388)	45.6
	(9,777)	(6,336)	(3,441)	54.3
Total Service Revenues	$107,681	$86,873	$20,808	24.0

1)  Postpaid net billings are defined under the terms of the affiliate contract with Sprint to be the gross billings to customers within our service territory less billing credits and adjustments and allocated write-offs of uncollectible accounts.

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com